Exhibit 99.1

CONSOL Energy Announces Share Repurchase Plan

PITTSBURGH, Sept. 12 /PRNewswire-FirstCall/ — The CONSOL Energy Inc. (NYSE: CNX) Board of Directors, at its regularly scheduled meeting, has authorized a share repurchase program of up to $500 million of the company’s common stock during a 24 month period beginning September 9, 2008. The repurchases will be made from time to time, and will be based on a number of factors, including: the company’s financial outlook; business conditions, including cash flows and internal capital requirements; as well as alternative investment options.

CONSOL Energy Inc., a high-Btu bituminous coal and coal bed methane company, is a member of the Standard & Poor’s 500 Equity Index and has annual revenues of $3.8 billion. It has 17 bituminous coal mining complexes in six states and reports proven and probable coal reserves of 4.5 billion tons. CONSOL Energy was named one of America’s most admired companies in 2005 by Fortune magazine. It received the U.S. Department of the Interior’s Office of Surface Mining National Award for Excellence in Surface Mining for the company’s innovative reclamation practices in 2002, 2003 and 2004. Also in 2003, the company was listed in Information Week magazine’s “Information Week 500” list for its information technology operations. In 2002, the company received a U.S. Environmental Protection Agency Climate Protection Award. Additional information about the company can be found at its web site: www.consolenergy.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding CONSOL Energy’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s Annual Report or Form 10-K for the most recently ended fiscal year.

SOURCE CONSOL Energy Inc.

CONTACT:

Thomas F. Hoffman of CONSOL Energy Inc.

+1-724-485-4060

Web site: http://www.consolenergy.com